Exhibit 23.1

Consent of Ernst & Young Auditores Independentes S.S., Registered Public Accounting Firm

We consent to the references to our firm under the caption "Experts" and to the use of our report dated February 22, 2005, in the Registration Statement (Form F-1) and related Prospectus of Gol Linhas Aéreas Inteligentes S.A. (formerly known as Gol Transportes Aéreos S.A.), for the registration of its non-voting preferred shares.

Ernst & Young Auditores Independentes S.S.

Maria Helena Pettersson
Partner

São Paulo, Brazil March 25, 2005